ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-180289 Dated February 3, 2014

HSBC USA Inc. Return Optimization Securities

Linked to the Russell 2000® Index due on or about April 10, 2015

Investment Description
These Return Optimization Securities Linked to the Russell 2000® Index (the "Index") are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”), which we refer to as the “Securities”. The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Return is equal to or greater than zero, HSBC will repay the Principal Amount at maturity, and will pay a return equal to the Multiplier of 3.00 times the Index Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 16.00% and 16.50%. If the Index Return is less than zero, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. HSBC will not pay any interest on the Securities. You may lose some or all of your Principal Amount. The stated payout from the Issuer applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Enhanced Growth Potential Up to the Maximum Gain: If the Index Return is greater than zero, HSBC will repay your Principal Amount at maturity plus a return equal to the Index Return multiplied by the Multiplier, up to the Maximum Gain. If the Index Return is negative, investors will be exposed to the downside market risk of the Index at maturity.

❑	Full Downside Market Exposure: If the Index Return is negative, investors will be exposed to the full downside performance of the Index and HSBC will pay less than the full Principal Amount at maturity, resulting in a loss of principal that is proportionate to the Index's decline. Accordingly, you could lose some or all of the Principal Amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]
Trade Date	February 4, 2014
Settlement Date	February 7, 2014
Final Valuation Date[2]	April 6, 2015
Maturity Date[2]	April 10, 2015

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2] Subject to adjustment as described in the accompanying Equity Index Underlying Supplement.

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
HSBC USA Inc. is offering Return Optimization Securities Linked to the Russell 2000® Index. The Initial Level and the Maximum Gain will be determined on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at the price to public described below.

Underlying Index	Multiplier	Maximum Gain	Initial Level	CUSIP	ISIN
Russell 2000® Index	3.00	16.00% to 16.50%	•	40434B362	US 40434B83621

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $9.60 and $9.80 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	●	●	●

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This free writing prospectus relates to an offering linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to the Index. Although this offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the Equity Index Underlying Supplement dated March 22, 2012, the prospectus dated March 22, 2012 and the prospectus supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus will control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC has filed a registration statement (including the Equity Index Underlying Supplement, a prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Equity Index Underlying Supplement, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦       Equity Index Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦       Prospectus supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦       Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012, references to “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC prospectus dated March 22, 2012.

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Investor Suitability

The Securities may be suitable for you if:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that has the same downside market risk as the Index.

♦ You believe the Index will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦ You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range listed on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).

♦ You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦ You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦ You are willing to hold the Securities to maturity, a term of 14 months, and accept that there may be little or no secondary market for the Securities.

♦ You are willing to assume the creditworthiness of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that has the same downside market risk as the Index.

♦ You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Initial Level on the Final Valuation Date, or you believe the Index will appreciate over the term of the Securities by more than the Maximum Gain.

♦ You require an investment designed to provide full return of principal at maturity.

♦ You seek an investment that participates in the full appreciation of the Index or that has unlimited returns, or you would not be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range listed on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).

♦ You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦ You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦ You are unable or unwilling to hold the Securities to maturity, a term of 14 months, or you seek an investment for which there will be an active secondary market.

♦ You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the accompanying prospectus supplement.

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Indicative Terms
Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10 per Security. The Payment at Maturity will be based on the Principal Amount per Security
Term	14 months
Trade Date[1]	February 4, 2014
Settlement Date[1]	February 7, 2014
Final Valuation Date	April 6, 2015, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	April 10, 2015, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Index	Russell 2000® Index (Ticker: RTY)
Payment at Maturity (per $10 Principal Amount Security)[2]

You will receive a cash payment at maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is equal to or greater than zero, HSBC will pay you an amount in cash equal to the lesser of:

(A) $10 + ($10 × Index Return × Multiplier); and

(B) $10 + ($10 × Maximum Gain).

If the Index Return is negative, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return)

Multiplier	3.00
Maximum Gain	Between 16.00% and 16.50%. The actual Maximum Gain will be determined on the Trade Date.
Index Return	Final Level – Initial Level
Initial Level
Initial Level	The Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Index determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “RTY <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP / ISIN	40434B362/US40434B3621
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Securities will be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Trade Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Investment Timeline
The Initial Level is determined. The Maximum Gain is set.

The Final Level and Index Return are determined as of the Final Valuation Date.

If the Index Return is equal to or greater than zero, HSBC will pay you a cash payment per Security that provides you with your $10 Principal Amount plus a return equal to the Index Return multiplied by the Multiplier, subject to the Maximum Gain. Your payment at maturity per $10.00 Principal Amount Security will be equal to the lesser of:

(A) $10 + ($10 × Index Return × Multiplier); and

(B) $10 + ($10 × Maximum Gain).

If the Final Level is less than the Initial Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return).

Under these circumstances, you could lose some or all of the Principal Amount of your Securities depending on how much the level of the Index decreases over the term of the Securities

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

______________________________

1 Expected. In the event any change is made to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss – The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full Principal Amount of the Securities at maturity. HSBC will only pay you an amount that is equal to or greater than the Principal Amount of your Securities if the Final Level is greater than or equal to the Initial Level and only at maturity. If the Final Level is below the Initial Level, you will lose 1% of the Principal Amount for each 1% that the Final Level is less than the Initial Level. Accordingly, if the Index Return is negative, the amount of cash you receive will be less than the Principal Amount, resulting in a loss of some or all of the Principal Amount in an amount proportionate to the negative Index Return.

♦	Limited Return at Maturity – The return on the Securities at maturity is subject to the Maximum Gain. If the Index Return times the Multiplier is greater than the Maximum Gain, the return on the Securities will be limited to the Principal Amount multiplied by the Maximum Gain and you will not benefit from any further appreciation of the Index.

♦	The Multiplier Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than three times the Index’s return, even if such return is positive and is less than the Maximum Gain. You can receive the full benefit of the Multiplier only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Index at Any Time Other Than on the Final Valuation Date – The Final Level will be based on the Official Closing Level of the Index on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Index appreciates prior to the Final Valuation Date but then drops on the Final Valuation Date to a level that is less than the Initial Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Index prior to such drop. Although the actual level of the Index on the Maturity Date or at other times during the term of the Securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Index on the Final Valuation Date. You may have to sell the Securities at a loss relative to your initial investment even if the level of the Index at that time is above the Initial Level.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less Than the Price to Public – The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities and the costs associated with structuring and hedging our obligations under the Securities. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.
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♦	If We Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately three months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities and you could lose your entire investment.

♦	The Securities Lack Liquidity – The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities. The price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	Small Capitalization Risk – The Index tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the index level may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the Index to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Changes Affecting the Index – The policies of the reference sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The reference sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Index, or in futures, options, exchange-traded funds or other derivative products on stocks included in the Index, may adversely affect the market value of the stocks included in the Index, the level of the Index, and, therefore, the market value of the Securities.

♦	Potential Conflict of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks comprising the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc., or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Index or the level of the Index, and therefore, the market value of the Securities.

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♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; dividends paid on the stocks included in the Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. The stated payout from the Issuer applies if you hold the Securities to maturity and any sales prior to maturity may result in a loss even if the level of the Index is above the Initial Level at that time.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities?” on page 10 of this free writing prospectus.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount.

The following scenario analysis and examples assume an Initial Level of 1,000.00 and a Maximum Gain of 16.25% (the actual Initial Level and Maximum Gain will be determined on the Trade Date), and reflect the Multiplier of 3.00.

Example 1 — The level of the Index increases from an Initial Level of 1,000.00 to a Final Level of 1,040.00. The Index Return is calculated as follows:

(1,040.00 – 1,000.00) / 1,000.00 = 4.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 4.00% × 3.00) and (B) $10.00 + ($10.00 × 16.25%)

= the lesser of (A) $10.00 + ($10.00 × 12.00%) and (B) $10.00 + ($10.00 × 16.25%)

= $10.00 + ($10.00 × 12.00%)

= $10.00 + $1.20

= $11.20

Because the Index Return of 4.00% multiplied by the Multiplier is less than the hypothetical Maximum Gain, at maturity, for each $10.00 Principal Amount of Securities, HSBC will pay you $11.20, resulting in a total return on the Securities of 12.00%.

Example 2 — The level of the Index increases from an Initial Level of 1,000.00 to a Final Level of 1,200.00. The Index Return is calculated as follows:

(1,200.00 – 1,000.00) / 1,000.00 = 20.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 20.00% × 3.00) and (B) $10.00 + ($10.00 × 16.25%)

= the lesser of (A) $10.00 + ($10.00 × 60.00%) and (B) $10.00 + ($10.00 × 16.25%)

= $10.00 + ($10.00 × 16.25%)

= $10.00 + $1.625

= $11.625

Because the Index Return of 20.00% multiplied by the Multiplier is greater than the hypothetical Maximum Gain, at maturity, for each $10.00 Principal Amount of Securities, HSBC will pay you $11.625, the maximum payment on the Securities, resulting in a total return on the Securities of 16.25%.

Example 3 — The level of the Index decreases from an Initial Level of 1,000.00 to a Final Level of 800.00. The Index Return is calculated as follows:

(800.00 – 1,000.00) / 1,000.00 = -20.00%

Because the Index Return is negative, at maturity, for each $10.00 Principal Amount of Securities HSBC will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index declines, and the Payment at Maturity is calculated as follows:

$10.00 + ($10.00 × Index Return)

= $10.00 + ($10.00 × -20.00%)

= $10.00 - $2.00

= $8.00

In this scenario, the total loss on the Securities is 20.00%.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount.

Hypothetical Final Level*	Hypothetical Index Return	Multiplier	Hypothetical Payment at Maturity	Hypothetical Return on Securities
2,000.00	100.00%	3.00	$11.625	16.25%
1,900.00	90.00%	3.00	$11.625	16.25%
1,800.00	80.00%	3.00	$11.625	16.25%
1,700.00	70.00%	3.00	$11.625	16.25%
1,600.00	60.00%	3.00	$11.625	16.25%
1,500.00	50.00%	3.00	$11.625	16.25%
1,400.00	40.00%	3.00	$11.625	16.25%
1,300.00	30.00%	3.00	$11.625	16.25%
1,200.00	20.00%	3.00	$11.625	16.25%
1,100.00	10.00%	3.00	$11.625	16.25%
1,054.20	5.42%	3.00	$11.625	16.25%
1,040.00	4.00%	3.00	$11.200	12.00%
1,020.00	2.00%	3.00	$10.600	6.00%
1,000.00	0.00%	N/A	$10.000	0.00%
980.00	-2.00%	N/A	$9.800	-2.00%
950.00	-5.00%	N/A	$9.500	-5.00%
900.00	-10.00%	N/A	$9.000	-10.00%
800.00	-20.00%	N/A	$8.000	-20.00%
700.00	-30.00%	N/A	$7.000	-30.00%
600.00	-40.00%	N/A	$6.000	-40.00%
500.00	-50.00%	N/A	$5.000	-50.00%
400.00	-60.00%	N/A	$4.000	-60.00%
300.00	-70.00%	N/A	$3.000	-70.00%
200.00	-80.00%	N/A	$2.000	-80.00%
100.00	-90.00%	N/A	$1.000	-90.00%
0.00	-100.00%	N/A	$0.000	-100.00%

* The Index Return excludes cash dividend payments on the stocks included in the Index.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Index, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Index, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Index, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Index, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, with respect to non-U.S. holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

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Russell 2000® Index

Description of the Index

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of December 31, 2013 were: Financial Services, Consumer Discretionary, Technology, Producer Durables and Health Care.

For more information about the RTY, see “The Russell 2000® Index” on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from January 31, 2008 to January 31, 2014, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

The Official Closing Level of the Index on January 31, 2014 was 1,130.88.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Final Valuation Date.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Index Return, and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount to its affiliates for distribution of the Securities.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

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